As filed with the Securities and Exchange Commission on July 15, 2026

Registration No. 333-293769

Registration No. 333-285299

Registration No. 333-277379

Registration No. 333-270594

Registration No. 333-263926

Registration No. 333-258237

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-293769

FORM S-8 REGISTRATION STATEMENT NO. 333-285299

FORM S-8 REGISTRATION STATEMENT NO. 333-277379

FORM S-8 REGISTRATION STATEMENT NO. 333-270594

FORM S-8 REGISTRATION STATEMENT NO. 333-263926

FORM S-8 REGISTRATION STATEMENT NO. 333-258237

UNDER THE SECURITIES ACT OF 1933

NUVALENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-5112298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Broadway, 14th Floor

Cambridge, MA 02142

(Address of Principal Executive Offices) (Zip Code)

Nuvalent, Inc. 2017 Stock Option and Grant Plan

Nuvalent, Inc. 2021 Stock Option and Incentive Plan

Nuvalent, Inc. Amended and Restated 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Justin Huang

President and Secretary

Nuvalent, Inc.

One Broadway, 14th Floor

Cambridge, MA 02142

(857) 357-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

William J. Chudd

Daniel Brass

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

(Name, address, and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On July 15, 2026, pursuant to that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of June 9, 2026, by and among Nuvalent, Inc. (the “Registrant” or the “Company”), GlaxoSmithKline LLC, a limited liability company organized under the laws of Delaware (“Parent”), Harmony Row Acquisition Co., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Purchaser”) and solely for the purposes of Section 9.14 therein, GSK plc, a public limited company organized under the laws of England and Wales, Purchaser merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Parent (the “Merger”).

In connection with and as a result of the closing of the Merger, (a) all outstanding equity awards under the Nuvalent, Inc. 2017 Stock Option and Grant Plan and the Nuvalent, Inc. 2021 Stock Option and Incentive Plan (such plans, collectively, the “Equity Incentive Plans”) were cancelled and converted into the right to receive cash consideration in accordance with the terms of the Merger Agreement, and (b) all options under the Nuvalent, Inc. Amended and Restated 2021 Employee Stock Purchase Plan (such plan, the “ESPP”, and together with the Equity Incentive Plans, the “Plans”) were exercised to purchase shares of common stock of the Company, and the ESPP was terminated. No shares of common stock of the Company will be issued under the Plans following the Merger.

The Registrant previously filed Registration Statements on Form S-8 (File Nos. 333-293769, 333-285299, 333-277379, 333-270594, 333-263926, and 333-258237) (collectively, the “Registration Statements”) with the Securities and Exchange Commission (the “Commission”) to register shares of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) issuable under the Plans.

The Registrant is filing these Post-Effective Amendments (the “Post-Effective Amendments”) to the Registration Statements to deregister all shares of Common Stock that remain unissued under the Registration Statements as of the date hereof. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of each Registration Statement and removes from registration all of the securities that remain unsold under each Registration Statement as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 9, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Collegeville, State of Pennsylvania on July 15, 2026.

NUVALENT, INC.

/s/ Justin Huang
Name: Justin Huang Title: President and Secretary

No other person is required to sign the Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.